As filed with the Securities and Exchange Commission on August 30, 1996

                                                       Registration No. 333-


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                            ______________

                               FORM S-3
                        REGISTRATION STATEMENT
                                Under
                      The Securities Act of 1933
                            ______________

                       OTTER TAIL POWER COMPANY
        (Exact name of registrant as specified in its charter)

           Minnesota                                    41-0462685
 (State or other jurisdiction                       (I.R.S Employer
of incorporation or organization)                 Identification No.)
                       215 South Cascade Street
                               Box 496
                  Fergus Falls, Minnesota 56538-0496
                            (218) 739-8200
         (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)

                            A. E. ANDERSON
                       Vice President, Finance
                       215 South Cascade Street
                               Box 496
                  Fergus Falls, Minnesota 56538-0496
                            (218) 739-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ______________

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                            ______________

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box:

                    CALCULATION OF REGISTRATION FEE

                               Proposed
Title of each       Amount      maximum     Proposed maximum      Amount of
lass of securities   to be   offering price aggregate offering  registration
to be registered   registered  per share (1)    price (1)            fee

Common Shares. .  1,000,000 shares  100%      $32,125,000          $11,078
($5 par value)

(1)Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales prices for such Common Shares on August 26, 1996, as reported on the NASDAQ National Market System.

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           Subject to Completion

                           Dated August 30, 1996

PROSPECTUS

                          OTTER TAIL POWER COMPANY

          AUTOMATIC DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                               Common Shares
                               ($5 par value)

         The Automatic Dividend Reinvestment and Share Purchase Plan (the "Plan") of Otter Tail Power Company (the "Company") provides the Company's Common and Preferred Shareholders, employees and customers with a convenient method of purchasing the Company's Common Shares, $5 par value ("Common Shares"), without payment of any brokerage commission or service charge. Participants may purchase additional Common Shares by reinvesting dividends and/or making cash payments. Employees of the Company may also participate through payroll deduction.

         Customers who are not shareholders of the Company may become holders of record of the Company's Common Shares concurrently with enrollment in the Plan by making a minimum initial investment of $100. Individuals who are not shareholders, employees or customers of the Company may participate in the Plan only after becoming a shareholder of record through the purchase of Common or Preferred Shares of the Company though an independent broker.

         The shares purchased under the Plan may be new issue Common Shares or Common Shares purchased on the open market. New issue Common Shares will be purchased from the Company at the current market price of Common Shares as determined by the Company on the basis of the average of the high and low sales prices of Common Shares on the applicable investment date as reported by The Wall Street Journal. The price of Common Shares purchased on the open market will be the weighted average price per share at which shares are actually purchased on the open market for the relevant period.

         This Prospectus relates to 1,000,000 new issue Common Shares registered for sale under the Plan.

         A complete description of the Plan begins on Page 3.

         Please read this Prospectus carefully before investing and retain it for your future reference.

                            ____________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                 SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
                    SECURITIES COMMISSION NOR HAS THE COMMISSION
                     OR ANY STATE SECURITIES COMMISSION PASSED
                       UPON THE ACCURACY OR ADEQUACY OF THIS
                       PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

                            ____________________________

                The date of this Prospectus is ______________, 1996

                                 AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60601. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a registration statement on Form S-3 with respect to the new Common Shares issuable under the Plan (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission under the Exchange Act (File No. 0-368) are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995; and

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person (including any beneficial owner) to whom this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to the Corporate Secretary, Otter Tail Power Company, 215 South Cascade Street, P.O. Box 496, Fergus Falls, Minnesota 56538-0496, telephone number: (218) 739-8200.

                                    THE COMPANY

         The Company is an operating public utility engaged in the production, transmission, distribution and sale of electric energy in western Minnesota, eastern North Dakota and northeastern South Dakota. The Company, through its subsidiaries, is also engaged in other businesses located in the upper midwest region of the United States. Health Services Operations consists of certain businesses acquired beginning in 1993, including a diagnostic medical imaging company, a management company for a number of diagnostic medical imaging companies, and a medical imaging company that sells and services diagnostic medical imaging equipment and associated supplies and accessories. Manufacturing Operations includes businesses acquired beginning in 1990 in such areas as metal parts stamping and fabrication, agricultural equipment, and plastic pipe extrusion. Other Business Operations includes businesses involved in such areas as electrical and telephone construction contracting, radio broadcasting, waste incinerating, and telephone/cable TV utility.

         The Company was incorporated in 1907 under the laws of the State of Minnesota. Its principal executive office is located at 215 South Cascade Street, Box 496, Fergus Falls, Minnesota 56538-0496, telephone number:
(218) 739-8200.

                                  USE OF PROCEEDS

         Unless Common Shares are purchased directly from the Company, the Company will receive no proceeds from the offering of Common Shares through the Plan. To the extent shares are purchased from the Company, the net proceeds from the sale of such shares will be added to the general funds of the Company and used for general corporate purposes, including payment of a portion of the cost of the Company's continuing construction program. The Company has no basis for estimating either the number of Common Shares that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold.

                              DESCRIPTION OF THE PLAN

         The purpose of the Plan is to provide the Company's shareholders, employees and customers with a simple and convenient method of purchasing Common Shares of the Company without payment of any brokerage commissions or service charges. The terms and conditions of the Plan are set forth below.

1. HOW TO ENROLL

    Eligible persons may join the Plan at any time by completing the appropriate authorization form and returning it to the Company. An authorization form may be obtained by sending a written request to Otter Tail Power Company, Shareholder Services Department, 215 South Cascade Street, P.O. Box 496, Fergus Falls, Minnesota 56538-0496, or by calling the Company at (800) 664-1259 or (218) 739-8479 (locally).

2. PARTICIPATION

    Any holder of the Company's Common or Preferred Shares, Company employee, or retail utility customer of the Company is eligible to participate in the Plan. If you are already a participant under the Plan, you are not required to re-enroll.

    If you are already a holder of record of Company shares, you must complete the appropriate authorization form to become a participant in the Plan. If you are a beneficial owner of Company shares held by a broker or other custodial institution that has established procedures which permit their customers to participate in the Plan, please contact such broker or institution for the appropriate authorization form.

     Company employees who wish to participate in the Plan through payroll deductions must complete the payroll deduction form and return it to the Company's Payroll Department.

     Retail utility customers who are not already holders of Common or Preferred Shares may join the Plan by completing the appropriate authorization form and returning it to the Company's Shareholder Services Department along with an initial cash payment of at least $100 and up to a maximum of $5,000. Payments must be made by check or money order (made payable in U.S. dollars drawn on a U.S. bank) payable to "Otter Tail Power Company -- D.R. Agent."

3. HOW THE PLAN WORKS

    Participants can reinvest all dividends paid on full and fractional Common and Preferred Shares to acquire additional Common Shares under the Plan. Once enrolled in the Plan, participants may also make optional cash payments of a minimum of $10 and a maximum of $5,000 per month to purchase Common Shares. Employees of the Company may authorize payroll deductions of a minimum of $10 and a maximum of $5,000 per month to purchase Common Shares.

    Shares purchased with reinvested dividends, optional cash payments and employee payroll deductions are held by the Plan until the participant requests issuance of a stock certificate. A participant may instruct the Company to sell up to, but not more than, 25 Common Shares credited to the participant's Plan account once during any calendar month.

    No brokerage fees, commissions or service charges will be paid by participants in connection with the Plan. All administrative service fees will be borne by the Company.

    Full investment of funds will be made on behalf of each participant in the Plan. All dividends, whether on shares held in the Plan or by the participant, will be reinvested. Fractions of shares, computed to four decimal places, as well as full shares, are credited to participants' accounts. Regular Statements of Account will provide simplified record keeping.

    Participants can deposit Common Share certificates for shares acquired through the Plan or otherwise under the Share Deposit feature of the Plan. (See Section 6 -- Certificates for Shares.) Please note that Preferred Shares are not eligible for this service.

4. HOW INVESTMENTS ARE MADE

    Shares for the Plan may come either from authorized but unissued Common Shares ("new issue Common Shares") or from purchases of Common Shares of the Company made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions. The Company will decide when the Plan will purchase new issue Common Shares or when Common Shares will be purchased on the open market. For open market purchases, First Trust National Association (the "Agent") will act as purchasing agent. The Agent may purchase shares on such terms as to price, delivery, and otherwise as the Agent may determine, subject to any restrictions imposed by federal or state securities laws. As of the date of this Prospectus, Common Shares purchased for participants under the Plan are being purchased from the Company as new issue Common Shares.

Below are the various ways you can acquire shares:

Dividend Reinvestment

    Dividends may be reinvested to purchase either new issue Common Shares or Common Shares purchased on the open market, as determined by the Company. Common and/or Preferred Share dividends used to purchase new issue Common Shares will be invested on the dividend payment date (which is typically the tenth or first day, respectively, of each March, June, September and December) or, if that date is not a trading day, the next succeeding trading day. Common and/or Preferred Share dividends will normally be used by the Agent to purchase Common Shares on the open market within 10 business days of the dividend payment date, depending on market conditions.

    Participants can authorize full reinvestment of dividends on all shares. The Plan does not permit the reinvestment of part of the dividend and receipt of cash for the balance. To change participation to allow receipt of dividends in cash, instead of automatically reinvesting that dividend, the Company's Shareholder Services Department must receive a written request for such change on or before the record date established for the particular dividend. If the request is received after the record date, the change will begin with the next dividend.

Cash Investment Option Optional Cash Payments for Participants Enrolled in the Plan

    Participants may, at any time, send checks or money orders only (made payable in U.S. dollars drawn on a U.S. bank) to make cash investments in the Plan. Checks and money orders must be made payable to "Otter Tail Power Company- -D.R. Agent" and sent with the authorization form or the form provided as part of the Statements of Account. Once enrolled in the Plan, participants may vary cash investments from a minimum of $10 to a maximum of $5,000 per month.

    The Company will process all payments on the date they are received. Payments post-dated and received on or before that date will be accepted as of such date. Cash payments are invested monthly on the first day of each month or, if that date is not a trading day, the next succeeding trading day. In order to be invested in a particular month, cash payments must be received on or before the last business day of the preceding month. No interest will be paid on funds being held by the Company or the Agent.

    Cash payments will be used to purchase either new issue Common Shares or Common Shares purchased on the open market, as determined by the Company. Cash payments used to purchase new issue Common Shares will be invested on the investment date each month. Cash payments used to purchase Common Shares on the open market will normally be purchased by the Agent on the investment date each month.

    Participants can request a refund of the current month's cash payment by sending a written request to the Company's Shareholder Services Department. The request must be received at least two business days prior to the investment date. Payments that are rejected by the Company will be refunded to participants as promptly as practicable.

Payroll Deduction

    Company employees who wish to participate in the Plan through payroll deductions must complete the payroll deduction form and return it to the Company's Payroll Department. Deductions may be made in addition to reinvestment of dividends and optional cash payments. The combined total of payroll deductions and optional cash payments may not exceed $5,000 in any month. The minimum monthly payroll deduction is $10.

    Payroll deduction forms can be obtained from the Company's Payroll Department. Employees may change or terminate payroll deductions at any time by completing a new payroll deduction authorization form. The commencement, change or termination will become effective as soon as practicable after receipt of the authorization form.

Price

    The price per share of new issue Common Shares will be the current market price of Common Shares as determined by the Company on the basis of the average of the high and low sales prices of Common Shares on the applicable investment date as reported by The Wall Street Journal.

    The price per share of shares purchased for the Plan on the open market will be the weighted average price per share at which Common Shares of the Company are actually purchased on the open market for the relevant period by the Agent on behalf of all participants in the Plan.

    The Company has no basis for estimating either the number of shares that will be purchased under the Plan or the prices at which shares will be purchased. Participants should be aware that since investment prices are determined as of specified dates, they may lose any advantages otherwise available from being able to select the timing of their investment. Neither the Company nor the Agent shall have any responsibility for the value of the Common Shares acquired for participants' accounts.

5. STATEMENTS OF ACCOUNT

    The Company will maintain an account for each Plan participant and will send Statements of Account to each participant as soon as practicable after each quarterly dividend reinvestment and each monthly cash investment. The Statements include the participant's current share balance and all year-to-date transactions in the participant's account. Statements are a participant's continuing record of the cost of the participant's purchases, and the statements should be retained for tax purposes. Included as a part of the Statements is a form for making optional cash payments, selling shares, requesting certificates, depositing certificates, or withdrawing from the Plan.

6.  CERTIFICATES FOR SHARES

    Normally, certificates for Plan shares are not issued to participants unless requested. Instead, the shares are credited to Plan accounts and are shown on the Statements of Account. This protects against loss, theft or destruction of stock certificates, and reduces the Company's administrative costs.

    Participants can, however, request stock certificates for any number of full shares credited to their Plan accounts. There is no charge for this service. A written request must be made to the Company's Shareholder Services Department by completing the form provided as part of the Statements of Account or by submitting a written request. A separate request must he made for each certificate requested specifying the number of full shares to be issued. Requests are processed as soon as practicable after receipt. Generally, the certificates are issued within five business days after the Company receives the request. Any remaining full and fractional shares will continue to be credited to participants' accounts. Certificates for fractional shares will not be issued under any conditions.

    The Company reserves the right to suspend its policy of issuing certificates, other than upon termination or withdrawal from the Plan, at any time.

Registration of Share Certificates

    Certificates can be registered and issued in names other than participants' names subject to compliance with any applicable laws. To do this participants must complete an "Assignment Separate from Certificate" form and return it to the Company's Shareholder Services Department. This form must bear the signature of the registered holder(s) with the signature guaranteed by an eligible financial institution which is a member of a signature medallion program. Assignment forms can be obtained from the Company's Shareholder Services Department.

    If a participant wants shares issued or a transfer to be effective for a particular dividend payment, the appropriate form must be received at least five days before the record date established for that dividend.

    Shares credited to participants' accounts may not be pledged and may not be assigned, except to another Plan account. To pledge or assign shares participants must make a written request for certificates to be issued.

Deposit of Common Share Certificates into the Plan

    Participants can deposit any certificates for Common Shares of the Company into the Plan, whether such certificates were issued under the Plan or otherwise, at no cost. To take advantage of this feature, participants must send certificates for Common Shares to the Company's Shareholder Services Department together with the appropriate information on the form provided as part of the Statements of Account or with a separate written request. Common Shares represented by such certificates are credited to the appropriate participant account under the Plan. Certificates for Preferred Shares of the Company are not eligible for deposit.

    Should participants choose to deposit certificates, the Company recommends that registered or certified mail be used. The method used to submit certificates to the Company is at the option and risk of the participant. Participants should submit their certificates without endorsement.

7.  HOW TO TERMINATE PARTICIPATION

    Participation in the Plan is voluntary, and a participant may terminate participation at any time by submitting the appropriate information on the form provided as part of the Statements of Account or by submitting a separate written request to the Company's Shareholder Services Department.

    The request for termination will be processed as soon as practicable after receipt. A stock certificate for full shares will normally be mailed within five business days after receipt of the request, unless the request is received between a dividend record date and a dividend payment date. If the request is received during this period, a certificate will generally not be sent out until the dividends paid for the quarter have been credited to your account. The Agent will sell all fractional shares normally on the first trading day of each month. A check for the fractional share will be sent to you promptly. For income tax purposes the amount of the fractional share check is taxable and is reported accordingly. If the request to terminate has been received at least two business days prior to the investment date, any cash payments waiting for investment will be returned, without interest, as soon as practicable. Any subsequent dividends, if applicable, will be paid in cash.

    Participants wishing to terminate with 25 or less shares credited under the Plan may sell all but not less than all Plan shares through the Company, without the issuance of a certificate and without payment of a brokerage fee. (See Section 8 -- Selling Plan Shares.)

    To cancel payroll deductions, employees must complete the appropriate authorization form. Forms can be obtained from the Company's Payroll Department.

    After termination, previous participants can re-enroll in the Plan by completing the appropriate authorization form. However, the Company reserves the right to reject any enrollment forms from previous participants on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

8.  SELLING PLAN SHARES

    A participant may instruct the Company to sell up to, but not more than, 25 Common Shares credited to the participant's Plan account by completing the information on the form provided as part of the Statements of Account or by submitting a separate written request to the Company's Shareholder Services Department. A participant may submit only one such request during a calendar month.

    Unless the shares are needed to meet Plan requirements, the Agent will sell the shares normally on the first trading day of each month. In the event that shares being sold by terminating participants are needed to meet Plan requirements, those shares will be purchased by the Plan. In either case, the participant will receive the proceeds of the sale, less any backup withholding tax, within 10 days after the sale. The price of the Plan shares sold on the open market will be the actual sale price of such shares. The price of shares purchased by the Plan to meet Plan requirements will be the average of the high and low sales prices of Common Shares on the date of purchase as reported by The Wall Street Journal.

9.  OTHER INFORMATION

    Stock Dividends and Stock Splits

    Should the Company declare a stock dividend or a stock split, the number of additional shares participants receive will be based on the number of shares in their Plan account as of the record date for such stock dividend or stock split. Additional full and fractional shares that result from a stock dividend or a stock split will be credited to participants' Plan accounts. Stock dividend or stock split shares issued with respect to certificated shares held by participants will be mailed directly to the participants in the same manner as to shareholders who are not participating in the Plan.

    Rights to Purchase

    In the event that the Company makes available to its shareholders rights to purchase additional shares or other securities, the Agent will sell such rights accruing to shares held by the Plan for the participant and will combine the funds from such sale with the next regular dividend or optional cash investment for reinvestment at that time. If a participant desires to exercise these rights, the participant should request that certificates be issued for full shares as provided herein.

Voting at the Annual Meeting of Shareholders

    The Company will vote all shares held in the participant's Plan account in the same way in which the participant votes Common Shares standing in the participant's name by the regular proxy returned by the participant to the Company. If the Company sends to participant a separate proxy covering the shares credited to participant's Plan account, then such shares will be voted as designated in such separate proxy. In the event participant does not direct the voting of the participant's shares by either such regular or separate proxy, the shares credited to the participant's Plan account will not be voted.

Company Responsibility in Administering the Plan

            The Company and the Agent will have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan nor will they have any duties, responsibilities or liabilities except such as are expressly set forth herein. In administering the Plan, neither the Company nor the Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate participants' accounts upon death prior to receipt of notice in writing of such death; (b) with respect to the prices at which the shares are purchased or sold, the time such purchases or sales are made or any fluctuation in the market value before or after purchases or sales of shares; or (c) as to the value of the shares acquired for participants.

    Participants should recognize that neither the Company nor the Agent can assure them of a profit or protect them against a loss on shares purchased or sold by them under the Plan. The Company believes that its serving as administrator, rather than a registered broker-dealer or a federally insured banking institution, poses no material risks to participants.

    The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The terms and conditions of the Plan and any authorization forms shall be governed by Minnesota law.

Company's Right to Amend or Terminate the Plan

    While the Company expects to continue the Plan indefinitely, it reserves the right to amend, modify, suspend or terminate the Plan or participation therein, in whole or in part, at any time. Any such amendment, modification, suspension or termination will be announced to participants in advance.

                           FEDERAL INCOME TAX INFORMATION

    The information set forth below is only a summary and does not claim to be a complete description of all tax consequences of participation in the Plan. The description may be affected by future legislation, IRS rulings and regulations, or court decisions. Accordingly, participants should consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the Plan.

What are the federal income tax consequences of participation in the Plan?

    For tax purposes, participants' reinvested dividends are treated in the same manner they would have been treated had the participants received them in cash on the applicable dividend payment date.

    Participants will not realize any taxable income when stock certificates for full shares are issued from Plan accounts. However, participants will realize gain or loss when the shares are sold either at their request through the Company or by them after certificates have been issued. The amount of the gain or loss is the difference between the amount the participant receives for the shares and the cost basis of the shares. In addition, terminating participants will realize gain or loss upon receipt of the check covering the value of the fractional share.

How will participants be notified of their taxable dividend income?

    The Company will report the dividend income to participants and to the IRS on Form 1099-Div. When shares are sold through the Company, the Company will report the proceeds from the sale to participants and to the IRS on Form 1099-B.

What is the federal tax basis of Plan shares?

    The tax basis of participants' Plan shares acquired is equal to their purchase price as indicated on the participants' Statements of Account. Please be sure to retain your December Statements, which summarize the entire year's activity for tax purposes.

How does the Company invest and report dividends subject to federal backup withholding or foreign tax withholding?

    The Company will invest an amount equal to the dividends less the amount of tax withheld. The net dividend will purchase shares. The Statements of Account and the Form 1099-Div sent to participants subject to tax withholding will indicate the amount of tax withheld and will show the net dividend reinvested by the Company. For IRS reporting purposes, the amount of the dividend withheld will be included in the dividend income of participants subject to backup withholding or foreign participants subject to foreign withholding.

                            DESCRIPTION OF COMMON SHARES

    At August 1, 1996 there were outstanding 11,180,136 Common Shares (25,000,000 shares authorized) and 388,311 Cumulative Preferred Shares (1,500,000 shares authorized). There are also authorized 1,000,000 Cumulative Preference Shares, none of which are outstanding. The Board of Directors of the Company is authorized under its Restated Articles of Incorporation to provide for the issue of future series of Cumulative Preferred Shares and Cumulative Preference Shares and, as to each series, to fix the designation, dividend rate, redemption price or prices, voluntary and involuntary liquidation prices, conversion rights and sinking and purchase fund rights. Cumulative dividends and redemption and conversion provisions could have an adverse effect on the availability of earnings for distribution to the holders of Common Shares.

    The following statements with respect to the Company's Restated Articles of Incorporation, as amended (the "Articles") are brief summaries of certain provisions of the Articles, do not purport to be complete and are subject to the detailed provisions of the Articles, a copy of which is filed with the Commission as an exhibit to the Registration Statement and is incorporated in this section by reference. Terms in italics are defined in the Articles and are used herein as so defined.

Dividend Rights

    Subject to the prior dividend rights of the holders of the Cumulative Preferred Shares and the Cumulative Preference Shares and the limitations set forth in the following two paragraphs, dividends may be declared by the Board of Directors and paid from time to time upon the outstanding Common Shares from any funds legally available therefor.

    The Company's Indenture of Mortgage securing its First Mortgage Bonds contains restrictions on the payment of dividends and other distributions with respect to the Company's Common Shares, the most restrictive of which provides that the Company may not declare or pay dividends on its Common Shares (other than dividends payable in Common Shares) or make any other distribution in respect of its Common Shares, unless, after giving effect thereto, the sum of all such dividends and distributions subsequent to December 31, 1976 will not exceed $8,000,000 plus the Company's net income available for Common Shares accrued after that date. Such Indenture provides that in computing such net income there shall be deducted, as an additional depreciation charge, for each year after 1976, the amount, if any, by which the Indenture depreciation requirement exceeds the depreciation charges against such net income actually made by the Company on account of its depreciable fundable property. Under these restrictions, $9,686,000 of retained earnings of the Company at December 31, 1995 were not available for dividends or other distributions on the Common Shares.

    So long as any Cumulative Preferred Shares remain outstanding, the Company shall not, without the consent of the holders of a majority of the voting power of the Cumulative Preferred Shares of all series then outstanding (two-thirds if more than one-fourth vote negatively), declare or pay any dividend on or purchase, redeem or otherwise acquire any Common Shares of the Company unless, after giving effect thereto (a) Common Share Equity shall equal at least 25% of Total Capitalization and (b) the earned surplus of the Company shall not be less than $831,398. Such provisions are less restrictive than the restrictions on the payment of dividends and other distributions with respect to the Common Shares contained in the Company's Indenture of Mortgage. Moreover, no dividend shall be declared or paid on the Common Shares at any time while there is a default or deficiency with respect to a sinking or purchase fund established for the benefit of any series of the Cumulative Preferred Shares or the Cumulative Preference Shares. Certain series of the Company's Cumulative Preferred Shares have sinking funds.

Voting Rights

    Subject to the rights of the holders of the Cumulative Preferred Shares and the Cumulative Preference Shares described below, only the holders of Common Shares have voting rights and are entitled to one vote for each share held.

    In the event that four full quarterly dividend payments on the Cumulative Preferred Shares of any series shall be in default, the holders of the Cumulative Preferred Shares of all series, voting as a class, shall thereafter elect three members of an eleven member Board of Directors; and, if such default shall increase to twelve full quarterly dividend payments, such holders shall thereafter elect six members of an eleven member Board of Directors. In the event that four full quarterly dividend payments on the Cumulative Preference Shares of any series shall be in default, the holders of the Cumulative Preference Shares of all series, voting as a class, shall thereafter elect two members of an eleven member Board of Directors. Holders of Cumulative Preferred Shares and Cumulative Preference Shares shall be entitled to cumulative voting in the election of Directors. After any such default shall have been cured, the Cumulative Preferred Shares and/or the Cumulative Preference Shares, as the case may be, shall be divested of such voting rights, subject to being revested in the event of subsequent defaults.

    The consent of the holders of at least two-thirds of the voting power of the Cumulative Preferred Shares is required to (a) authorize or issue any shares ranking prior to the Cumulative Preferred Shares as to dividends or assets or
(b) amend the Articles so as to affect adversely any of the preferences or other rights of the holders of the Cumulative Preferred Shares, provided that if less than all series of Cumulative Preferred Shares are so affected, only the consent of the holders of at least two-thirds of the voting power of the affected series shall be required.

    A majority (two-thirds if more than one-fourth vote negatively) of the voting power of the Cumulative Preferred Shares is required to authorize certain other corporate acts, including (a) an increase in the number of authorized Cumulative Preferred Shares or the authorization of shares on a parity therewith, (b) the issue of additional Cumulative Preferred Shares unless specified financial tests are satisfied and (c) the participation by the Company in any merger or consolidation or the sale of all or substantially all of its assets unless specified conditions are met.

    The consent of the holders of at least two-thirds of the voting power of the Cumulative Preference Shares is required to (a) authorize any shares of any class (other than the Cumulative Preferred Shares, whether now or hereafter authorized) ranking prior to the Cumulative Preference Shares as to dividends or assets or (b) amend the Articles so as to affect adversely any of the preferences or other rights of the holders of the Cumulative Preference Shares, provided that if less than all series of Cumulative Preference Shares are so affected, only the consent of the holders of at least two-thirds of the voting power of the affected series shall be required.

    A majority (two-thirds if more than one-fourth vote negatively) of the voting power of the Cumulative Preference Shares is required to authorize (a) an increase in the number of authorized Cumulative Preference Shares or the authorization of shares on a parity therewith or (b) the participation by the Company in any merger or consolidation or the sale of all or substantially all of its assets unless specified conditions are met.

Liquidation Rights

    Upon any liquidation, dissolution or winding up of the Company, the holders of Common Shares shall be entitled to receive pro rata all assets of the Company distributable to shareholders after the payment of the respective liquidation preferences to the holders of the Cumulative Preferred Shares and the Cumulative Preference Shares.

Certain Provisions of Articles and Bylaws

    Except at such times when holders of Cumulative Preferred Shares and/or Cumulative Preference Shares have special voting rights for the election of Directors as described above, the Company's Directors are elected for three-year, staggered terms by the holders of the Common Shares. Cumulative voting of the Common Shares in the election of Directors is prohibited. In addition, the Company's Bylaws provide that a vote of 75% of the Common Shares is required to remove Directors who have been elected by the holders of Common Shares. The affirmative vote of 75% of the Common Shares is required to amend provisions of the Articles and Bylaws relating to the staggered terms and the removal of Directors, unless approved by all of the Continuing Directors as specified therein.

    The Articles contain "fair price" provisions which require the affirmative vote of 75% of the voting power of the Common Shares to approve Business Combinations, including mergers, consolidations and sales of a Substantial Part of the Company's assets, with an Interested Shareholder or its Affiliates or Associates, unless specified price criteria and procedural requirements are met or unless the transaction is approved by the majority of the Continuing Directors. The Articles also contain "anti-greenmail" provisions which preclude the Company from making certain purchases of Common Shares at a price per share in excess of the Fair Market Price from a Substantial Shareholder unless approved by the affirmative vote of 66 2/3% of the voting power of the Common Shares held by the Disinterested Shareholders. The "fair price" and "anti-greenmail" provisions of the Articles may not be amended without the affirmative vote of the holders of at least 75% of the voting power of the Common Shares, unless approved by all of the Continuing Directors as specified therein.

    The overall effect of the foregoing provisions of the Company's Articles and Bylaws, together with the ability of the Board of Directors to issue additional Common Shares, Cumulative Preferred Shares and Cumulative Preference Shares, may be to delay or prevent attempts by other persons or entities to acquire control of the Company without negotiations with the Company's Board of Directors.

Miscellaneous

    The Common Shares are not redeemable. The Common Shares are not entitled to any conversion or preemptive rights. The outstanding Common Shares of the Company are, and the new issue Common Shares when issued will be, fully paid and non-assessable. The Transfer Agents and Registrars for the Common Shares are Norwest Bank Minnesota, N.A. and the Company.

                                      EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon their authority as experts in accounting and auditing.

                             VALIDITY OF COMMON SHARES

    The validity of the issuance of the new issue Common Shares has been passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                               ADDITIONAL INFORMATION

         For further information and assistance, please write or call at:

                             Otter Tail Power Company
                          Shareholder Services Department
                              215 South Cascade Street
                                      Box 496
                         Fergus Falls, Minnesota 56538-0496
                                     Telephone:
                              (218) 739-8479 (locally)
                             (800) 664-1259 (toll free)

                                 TABLE OF CONTENTS

                                      Page

Available Information. . . . . . . .     2
Information Incorporated by Reference    2
The Company  . . . . . . . . . . . .     3
Use of Proceeds. . . . . . . . . . .     3
Description of the Plan. . . . . . .     3
     How to Enroll . . . . . . . . .     3
     Participation . . . . . . . . .     3
     How the Plan Works  . . . . . .     4
     How Investments are Made. . . .     4
     Statements of Account . . . . .     6
     Certificates for Shares . . . .     6
     How to Terminate Participation      7
     Selling Plan Shares . . . . . .     8
     Other Information . . . . . . .     8
Federal Income Tax Information . . .     9
Description of Common Shares . . . .     10
Experts  . . . . . . . . . . . . . .     13
Validity of Common Shares. . . . . .     13
Additional Information . . . . . . .     13

                             _________________________

     Neither the delivery of this
Prospectus nor any sales hereunder
shall under any circumstances create
any implication that there has been no
change in the affairs of the Company
since the date hereof. No dealer,
broker, salesman or any other person
has been authorized to give any
information or to make any
representations, other than those
contained in this Prospectus, in
connection with the offering contained
in this Prospectus, and information or
representations not herein contained,
if given or made, must not be relied
upon as having been authorized by the
Company. This Prospectus does not
constitute an offering in any state in
which such offering may not lawfully
be made.







                                  ________________

                                     PROSPECTUS
                                  ________________




                                       [LOGO]






                                     OTTER TAIL
                                   POWER COMPANY








                          Automatic Dividend Reinvestment
                               and Share Purchase Plan

                                   PART II.

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         SEC registration fee . . . . . . .            $  11,078
         Accountant's fees and expenses . .               10,000
         Legal fees and expenses. . . . . .               30,000
         Printing expenses. . . . . . . . .                7,500
         Blue Sky fees and expenses (including legal fees) 2,000
         Miscellaneous expenses . . . . . .                4,422
                      Total . . . . . . . . . . . .    $  65,000*

_________

*   All fees and expenses, other than the SEC registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

         Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.

         Article VIII of the Bylaws of the Company contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.

         Article X of the Company's Restated Articles of Incorporation provides that a director shall not be liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction for which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said
Article X became effective.

         The Company has obtained insurance policies indemnifying the Company and the Company's directors and officers against certain civil liabilities and related expenses.

Item 16. List of Exhibits

                      Previously Filed
                                    As
Number        File No.           Exhibit No.      Description

4-A       10-K for year ended        3-A        Restated Articles of
              12/31/94                          Incorporation, as amemded
                                                (including resolutions
                                                creating outstanding series
                                                of Cumulative Preferred
                                                Shares).

4-B           33-46071              4-B         Bylaws, as amended through
                                                April 11, 1988.

5-A                                             Opinion and consent of Dorsey
                                                & Whitney LLP.

23-A-1                                          Consent of Deloitte & Touche
                                                LLP.

23-A-2                                          Consent of Dorsey & Whitney
                                                LLP (included in Exhibit 5-A).

24-A                                            Power of Attorney.


Item 17. Undertakings

     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

             (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in the information set forth in this Registration Statement;

        provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above under
Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on August 30, 1996.

                                   OTTER TAIL POWER COMPANY

                                   By  A. E. Anderson
                                       A. E. Anderson
                                       Vice President, Finance and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 30, 1996 by the following persons in the capacities indicated:

Signature                                      Title


       *                    Chairman, President and Chief Executive Officer
John C. MacFarlane                   (principal executive officer)
                                            and Director


       *                          Vice President, Finance and Treasurer
A. E. Anderson                          (principal financial officer)


       *                                     Controller
Jeffrey J. Legge                      (principal accounting officer)


       *                                     Director
Thomas M. Brown

       *                                     Director
Dayle Dietz

       *                                     Director
Dennis R. Emmen

       *                                     Director
Maynard D. Helgaas

       *                                     Director
Arvid R. Liebe

       *                                     Director
Kenneth L. Nelson

       *                                     Director
Nathan I. Partain

       *                                     Director
Robert N. Spolum

*By A. E. Anderson
    A. E. Anderson
    Pro Se and
    Attorney-in-Fact

                         EXHIBIT INDEX

              Previously Filed
                            As
Number       File No.   Exhibit No.     Description

 4-A   10-k for year ended  3-A         Restated Articles of Incorporation,
           12/31/94                     as amended (including resolutions
                                        creating outstanding series of
                                        Cumulative Preferred Shares).

 4-B       33-46071         4-B         Bylaws, as amended through
                                        April 11, 1988.

 5-A                                    Opinion and consent of Dorsey &
                                        Whitney LLP.

23-A-1                                  Consent of Deloitte & Touche LLP.

23-A-2                                  Consent of Dorsey & Whitney LLP
                                        (included in Exhibit 5-A).

24-A                                    Power of Attorney